EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 9, 2016, with respect to the statements of condition including the related portfolios of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2016-3 and Enhanced Sector Strategy, Sector Rotation Portfolio 2016-3(included in Invesco Unit Trusts, Series 1675) as of June 9, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-210708) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
June 9, 2016